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                                                               EXHIBIT 3.7

                            CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                                       OF
                                AXIOHM IPB, INC.


    The undersigned being the President of and on behalf of Axiohm IPB, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

1.  The name of the corporation (the "Company") is Axiohm IPB, Inc.

2. The Certificate of Incorporation of the Company is hereby amended such that Article FOURTH shall read, in its entirety, as follows:

              "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 4,000 shares, all with a par value of One Cent ($.01) per share, of which 3,000 shares shall be designated as Common Stock and 1,000 shares shall be designated as Preferred Stock. Insofar as not inconsistent with the provisions of this Certificate of Incorporation or the General Corporation Law of Delaware:

              a. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be identical and of equal rank except in respect to the particulars that may be fixed by the Board of Directors as provided herein, and all shares of each series of Preferred Stock shall be identical and of equal rank except as to the time from which cumulative dividends, if any, thereof shall be cumulative.

              b. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of Preferred Stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the General Corporation Law of Delaware, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Stock:

                   (i) the designation or designations of such series and the number of shares (which number from time to time may be decreased by the Board of Directors, but not below the number of such shares then outstanding, or may be increased by the Board of Directors, but not above any number or limit specified in such series) constituting such series;

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                   (ii)   the rate or amount and times at which, and the
              preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such shares are entitled to any preference;

                   (iii) the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

                   (iv) the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

                   (v) the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates);

                   (vi) the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

                   (vii) the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such share for, shares of any other series of the same class, the prices or rates of conversion or exchange, the adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

                   (viii) the limitations, if any, applicable while such
              series is outstanding on the payment of dividends or making or distributions on, or the acquisition or redemption of any class of shares ranking junior as to dividends or upon liquidation, to the shares of such series;

                   (ix) the conditions or restrictions, if any, upon the issuance of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and


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                   (x)    any other relative powers, preferences, participation
              rights, options or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series."

3. The amendment of the Certificate of Incorporation of the Company, as described in this Certificate, was duly adopted in accordance with Section 242 of the Delaware General Corporation Law, by the board of directors and sole stockholder of the Company.






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